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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Volterra Semiconductor Corporation:

     We consent to the incorporation by reference in the registration statement on Form S-8 of Volterra Semiconductor Corporation, to be filed on or about August 4, 2004, of our report dated February 24, 2004, except as to note 6(d), which is as of June 22, 2004, and note 12, which is as of July 8, 2004, relating to the consolidated balance sheets of Volterra Semiconductor Corporation and subsidiaries (the Company) as of December 31, 2002 and 2003, and the related consolidated statements of operations, convertible preferred stock and stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, dated July 28, 2004 and filed on July 29, 2004.

Mountain View, California                                 /s/ KPMG LLP
August 2, 2004